Exhibit 10.01
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of this 23rd day of September, 2008, by and between Standard Tel Networks, LLC, a California Limited Liability Company (the “Company”), and Michael Promotico (“Employee”).
BACKGROUND
     Concurrently with the execution and delivery of this Agreement, pursuant to an Stock and Membership Interest Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), the Company is purchasing is acquiring all of the stock of Trans-West Networks Solutions, Inc. and all of the membership interest of ProLogic Communications, Inc. The execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Purchase Agreement. The Company desires to employ Employee, and Employee wishes to accept such employment, upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Employment and Duties.
          1.1. During the Term (as defined in Section 3 of this Agreement), the Company shall employ Employee, and Employee hereby accepts such employment, as the Chief Executive Officer of the Company, and shall report to the Board of Directors of the Company and be subject to its supervision. Employee shall have such responsibilities and duties, consistent with his position and expertise, as may from time to time be prescribed by the Board of Directors of the Company, including without limitation those set forth in Exhibit A to this Agreement.
          1.2. Employee shall devote substantially all of his business time, energy, skill and commercially reasonable efforts to the business and affairs of the Company. Employee acknowledges and agrees that he shall observe and comply with all of the Company’s reasonable policies as prescribed by the Board, as the case may be. Nothing in this Section 1, however, shall prohibit Employee from (i) serving as a director, trustee, officer of, or partner in, any other firm, trust, corporation or partnership; provided that such activities are not inconsistent with Employee’s duties under this Agreement; or (ii) engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with Employee’s duties under this Agreement.
     2. Compensation.
          2.1. Base Salary. In consideration of the services rendered to the Company (and/or its Affiliates) by Employee, during the Term (as defined in Section 3) Employee shall receive an annual salary of Two Hundred Thirty Thousand and No/100 Dollars ($230,000) (“Base Salary”).
          2.2. Bonus. During the Term the Company shall pay Employee, in addition to his Base Salary, an annual performance incentive bonus based upon annual EBITDA targets for the Company as set forth in Exhibit B attached hereto (the “Bonus”).

          2.3. Stock Options. Upon the execution of this Agreement, Employee shall enter into a stock option agreement with Brookside Technology Holdings, Corp., the parent company of the Company (“Brookside”), pursuant to which Brookside shall grant to Employee an option to purchase Four Million (4,000,000) shares of common stock of Brookside, on the terms (including the vesting schedule) set forth in the stock option agreement.
          2.4. Benefits. During the Term, the Company shall pay to Employee a monthly car allowance in an amount of One Thousand Five Hundred and No/100 Dollars ($1,500). Additionally, during the Term, Employee shall be entitled to receive fringe benefits that are generally available to the Company’s employees in accordance with the then existing terms and conditions of the Company’s policies.
          2.5. Vacation. During the Term, Employee shall be entitled to vacation in accordance with the vacation policies of the Company in effect for its employees from time to time, which vacation shall be taken by Employee at such time or times as approved by the Board, as the case may be. Vacation days which are not used during any calendar year may not be accrued, nor shall the Employee be entitled to compensation for unused vacation days, during the term hereof or upon termination of employment.
          2.6. Expenses. During the Term, Employee will be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company (other than mileage reimbursement, which is included in the car allowance contemplated above), subject to the presentation of appropriate documentation and approved in accordance with the then existing terms and conditions of the Company’s policies.
          2.7. Withholding. The Company may withhold from compensation payable to Employee all applicable federal, state and local withholding taxes.
     3. Term. The term of employment under this Agreement shall be a period commencing on the date hereof and ending on the third anniversary of the date hereof (the “Expiration Date”), unless terminated earlier in accordance with the other provisions hereof (the “Initial Term”). Unless otherwise extended by the mutual written agreement of the Company and Employee (each such extension period shall be referred to herein as a “Renewal Term”), this Agreement shall terminate automatically on the Expiration Date, without any notice, severance pay, termination pay or any severance obligation whatsoever. The Initial Term and Renewal Term(s) are collectively referred to herein as the “Term.”
     4. Termination.
          4.1. Definitions. As used herein, the following terms shall have the following meanings:
               4.1.1. “Notice of Termination” means a written notice specifying the termination provision in this Agreement relied upon.
               4.1.2. “Date of Termination” means (i) where termination is due to the death of the Employee, the date of death, or (ii) the earlier of the date specified in the Notice of Termination or the last day Employee is employed by the Company, as the case may be.

               4.1.3. “Cause” means that Employee has (i) breached any fiduciary duty or legal or material contractual obligation to the Company or to the Company’s direct or indirect equity holders, which breach is not cured within ten (10) days after notice to the Employee thereof or, if cured, recurs (it being agreed that such cure right shall only be available once during the Initial Term and each Renewal Term), (ii) failed to perform satisfactorily Employee’s material job duties or to follow any material reasonable directive of the Board or any superior officer, which failure is not cured within ten (10) days after notice to Employee thereof or, if cured, recurs (it being agreed that such cure right shall only be available once during the Initial Term and each Renewal Term), (iii) engaged in gross negligence, insubordination, willful misconduct, willful violation of any law, fraud, embezzlement, acts of dishonesty or a conflict of interest relating to the affairs of the Company or any of its affiliates, or (iv) been convicted of or pleaded nolo contendere to (A) any misdemeanor relating to the affairs of the Company or any of its affiliates or (B) any felony.
               4.1.4. “Good Reason” means Employee’s voluntary termination within 30 days following the occurrence of one or more of the following: (i) a material diminution or increase in Employee’s authority, duties, or responsibilities that is not remedied by the Company promptly after receipt of notice thereof given by Employee, or (ii) a material change by Company in the geographical location at which Employee must provide the services described in this Agreement, excluding reasonable travel (it being agreed that, without diminishing the generality of the foregoing, the term “material” shall not be deemed to have been satisfied in connection with any change of location less than twenty-five (25) miles).
               4.1.5. “Disability” means illness (mental or physical) or accident, which results in Employee being unable to perform Employee’s duties as an employee of the Company on a full time basis, with or without reasonable accommodation, for a period of sixty (60) days, whether or not consecutive, in any twelve month period. In the event of a dispute as to whether Employee is Disabled, the Company may refer the same to a mutually acceptable licensed practicing physician, whose written report shall be final and binding upon the parties, and Employee agrees to submit to such tests and examination as such physician shall deem appropriate. If Employee fails or refuses for any reason to promptly submit to any examination requested by such physician, then Employee shall be considered to be Disabled.
          4.2. General. Employee’s employment with the Company may be terminated at any time by the Company with Cause or without Cause or in the event of the death or Disability of Employee, effective (except in the event of Employee’s death) immediately upon receipt of written Notice of Termination by Employee or upon such other date specified in such Notice of Termination. Employee’s employment shall automatically terminate upon his death. Employee may resign after at least thirty (30) days prior written Notice of Termination thereof from Employee to the Company.
          4.3. Effects of Termination. If the Company terminates the Employee’s employment during the Initial Term of the Agreement other than for Cause or as a result of the death or Disability of Employee, the Company shall pay to Employee (a) any and all Base Salary and expense reimbursement that had accrued but had not been paid prior to the Date of Termination, which amount shall be paid promptly after the Date of Termination, and (b) an amount equal to Employee’s monthly Base Salary multiplied by the lesser of (i) six months or (ii) the remaining number of whole months left in the Initial Term, which amount shall be paid in monthly installments consistent with how the Company historically paid Employee’s Base Salary, in all cases such payments being subject to deductions and offsets for amounts owed by Employee to the Company, and otherwise the Company shall have no further obligation to make any payments or provide any benefits to

Employee hereunder after the Date of Termination. If Employee’s employment is terminated for any other reason, the Company shall have no further obligation to make any payments or provide any benefits to Employee hereunder after the Date of Termination except for payments of Base Salary and expense reimbursement that had accrued but had not been paid prior to the Date of Termination, less all deductions or offsets for amounts owed by Employee to the Company.
          4.4. Procedure upon Termination. On termination of employment regardless of the reason, Employee (or his heirs, representatives or estate as the case may be) shall promptly return to the Company all documents (including copies) and other property containing or disclosing Confidential Information (as defined herein), including customer lists, manuals, letters, materials, reports and records in Employee’s possession or control no matter from whom or in what manner acquired.
     5. Covenants.
          5.1. Employee will not at any time, directly or indirectly, use, disclose or divulge any Confidential Information (as hereinafter defined), except as required in connection with the performance of the Employee’s duties for the Company, and except to the extent required by law (but only after the Employee has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all (a) trade secrets, inventions, ideas, processes, apparatus, equipment, data, programs, listings, patents, copyrights, trademarks, service marks, works of authorship, know-how, improvements, discoveries, developments, designs, sketches, drawings, models and techniques relating to the current, future and proposed products and services of the Company (collectively, “Inventions”); (b) information regarding plans for research, development, new products, product design, details and specifications, engineering, marketing and sales, business records and plans, budgets, plans for future developments, business forecasts, financial statements and other financial information, licenses, prices and costs, procurement requirements, policies or operational methods, suppliers, customers, potential customers and key personnel; (c) information regarding the skills and compensation of other executives of the Company; (d) information of others that the Company has agreed to keep confidential; and (e) the terms of this Agreement; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of Employee.
          5.2. During his employment pursuant to this Agreement, Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other Person (as defined herein) to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by that former employer or person.
          5.3. Within the United States (the “Restricted Territory”), Employee shall, during the Term and for a period of five (5) years after (the “Restricted Period”), in any capacity (including owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly, indirectly for his own account or for the benefit of any person or entity, establish, engage in or be connected with (i) the Business (as defined below) or (ii) any business that competes with the Business. “Business” means providing, selling, designing, analyzing or implementing converged Voice over IP (VoIP), data or wireless business communications systems or solutions.

          5.4. Employee will not, during the Term and the Restricted Period for a period of five years thereafter, in any capacity (including, but not limited to, owner, partner, member, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), directly or indirectly, for his own account or for the benefit of any person or entity in (i) the Business (as defined in the Restrictive covenant Agreement) or (ii) any business in competition with Company or its affiliates or subsidiaries during the Term:
               5.4.1. Solicit, hire, contract, engage, retain, divert, induce or accept business from or otherwise take away or interfere with (i) any customer of Company or its affiliates or subsidiaries or (ii) any prospective customer of Company or its affiliates or subsidiaries with which Company or its affiliates or subsidiaries have had a substantial business contact during the Term, for the purpose of providing the same or similar services or goods as that of the Company (or an affiliate or subsidiary thereof); and/or
               5.4.2. Solicit, divert or induce any of the employees or consultants of Company or its affiliates or subsidiaries to leave or to work for Employee or any person or entity with which Employee is connected or otherwise hire, engage, employ or retain any such employee or consultant.
          5.5. Employee will not, at any time after the date hereof, publish or communicate disparaging or derogatory statements or opinions about Company (or an affiliate or subsidiary thereof), including but not limited to, disparaging or derogatory statements or opinions about Company’s management, products or services, to any third party. It shall not be a breach of this Section 5.5 for Employee to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings that are based on Employee’s reasonable belief and are not made in bad faith.
     6. Prior Agreements. Employee represents to the Company (a) that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee’s execution of this Agreement or Employee’s employment hereunder, (b) that Employee’s execution of this Agreement and Employee’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written to which Employee is a party or by which Employee is bound, (c) that Employee is free and able to execute this Agreement and to enter into employment with the Company and (d) that this Agreement is a valid and binding obligation of Employee, enforceable in accordance with its terms.
     7. Remedies. Employee acknowledges that it would be extremely difficult to measure the damages that might result from any breach by Employee of this Agreement (including, without limitation, Sections 5 and 6 of this Agreement (the “Covenants”)), and that such a breach would cause irreparable injury to the Company. Accordingly, the Company will be entitled to (i) enforce the Covenants and Agreement by obtaining a court order prohibiting Employee (and any others involved) from breaching this Agreement and (ii) require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as a result of any transactions constituting a breach of any of the Covenants. Any breach by the Company of any obligation it owes Employee will not affect the enforceability or validity of this provision and/or this Agreement. If a court decides that any part of this Agreement is not enforceable, the remainder of this Agreement will not be affected. If a court decides that any part of this Agreement is too broad, the court may limit that part and enforce it as limited.
     8. Miscellaneous.

          8.1. For purposes of this Agreement an “Affiliate” of, or person “affiliated” with a person shall mean any company or other trade or business that controls, is controlled by or is under common control with such person within the meaning of Rule 405 of Regulation C under the Securities Act of 1933 as now in effect or as hereafter amended. Any reference herein to an Affiliate shall be deemed to include (i) any Affiliate existing on the date hereof together with any Affiliates which may exist hereafter from time to time and (ii) any successor of any such Affiliate.
          8.2. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company. For purposes of this Agreement, a transfer of Employee to a new position with the Company or to a position with the parent, subsidiary or Affiliate of the Company will not constitute termination of employment with the Company so long as the new position is one of comparable level and prestige. This Agreement may be assigned by the Company without Employee’s consent; provided that the Company notify Employee in writing of such assignment. This Agreement is not assignable by Employee.
          8.3. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) three days following mail by first class certified mail, return receipt requested, postage prepaid or (iii) sent by a nationally recognized overnight courier service, postage or delivery charges prepaid, to the parties at the addresses set forth below:
(a)	If to Employee:

Michael Promotico 1385 Nightshade Road, Carlsbad, CA 92011

(b)	If to Company:

Standard Tel Networks, LLC 15500 Roosevelt Boulevard, Suite 101, Clearwater, FL 33760 Attention: Michael Nole

with a copy, given in the manner prescribed above, to:

Shumaker, Loop & Kendrick, LLP 101 East Kennedy Boulevard, Suite 2800 Tampa, FL 33602 Attention: Julio C. Esquivel Facsimile: (813) 229-1660
          8.4. This Agreement, the Purchase Agreement and the Restrictive Covenant Agreement set forth the entire understanding between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented or terminated except in writing signed by both parties. No action taken by the Company hereunder, including any waiver, consent or approval, shall be effective unless authorized by the Board.
          8.5. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.
          8.6. This Agreement may be fully executed in any number of counterparts, including by facsimile, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one (1) counterpart hereof.
          8.7. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. When used in this agreement, the words “including” and “include” shall be deemed to be followed by the words “without limitation.”
          8.8. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
          8.9. This Agreement shall be governed by the laws of the State of Florida, without giving effect to principles of conflicts of laws. The parties hereto consent to the exclusive jurisdiction of the state and federal courts located in the State of Florida with respect to all claims and disputes between or among the parties hereto with respect to the subject matter hereof.
          8.10. The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.
          8.11. Except as otherwise expressly provided herein, the rights and obligations of the parties to this Agreement shall survive the termination of Employee’s employment with the Company. Except as otherwise expressly provided herein, the rights and obligations of the parties to this Agreement shall survive the termination of Employee’s employment with the Company.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date above written.

EMPLOYEE:

Michael Promotico

COMPANY Standard Tel Networks, LLC
By:
Name: Michael Nole
Title: Managing Member

[Signature page to Employment Agreement]

Exhibit A
The CEO is responsible for managing the overall business of the Company, whose business is primarily concentrated in the Western Region of the U.S., including California, Washington, Arizona and Nevada. The CEO’s responsibilities include, but are not limited to, the attainment of all bookings, revenue, profitability, margins, inventory, and customer satisfaction targets in accordance with the Company’s financial budgets, forecasts and goals.
AREAS OF RESPONSIBLILITY INCLUDE:
Management of Sales Managers
Management of Operational Managers
Management of Administrative Staff
Management of Profit and Loss
Budgeting, Forecasting, and Reporting
ESSENTIAL FUNCTIONS INCLUDE:
     Management of Sales Managers to:
1.	Maintain optimum staffing level to meet the company’s Organizational and Financial Plans

2.	Maximize performance of sales personnel to include the following areas:
–	New Business Development: securing new business in the territory to meet or exceed Company goals at prescribed pricing/margin levels.

–	Customer Base: Maintaining highest level of customer satisfaction while maximizing the sales opportunities to the base

–	Driving the sale of Company’s entire product and services portfolio
o	Products (Voice, Data, Video related hardware and software)

o	Support Services (Warranty, Maintenance, Managed Services)

o	Financing
–	Professional Communications with customers, management, and colleagues which includes group and one-on –one meetings, activity reports, account and territory analysis, marketing and competitive information.

–	Sales Skills and Sales Process: Continued assessment of, and skill development in the orchestration and implementation of the Company’s 5 Step solutions oriented Sales Process
o	Presentation of Company value proposition

o	Qualifying, problem solving, negotiating , time and territory management

o	Product and Applications

o	Forecasting
3.	Plan and conduct weekly/quarterly/annual sales meetings

4.	Provide a climate suitable for self-motivation of entire Sales Force through variable compensation, performance based compensation increases, spot rewards and sales incentive programs.

5.	Regular coaching, instruction, and demonstration to improve the skill sets and performance results, including the use of all sales tools related to Sales Process and Performance evaluation and management.

6.	Train and ensures accurate and timely use and future development of Company Customer Relationship Management Systems (CRM)

7.	Identify and correct systemic and/or isolated issues that may have an effect on Sales.

8.	Determine and manage to sales and income goals for all sales personnel.

9.	Monitor, inspect, and manage all sales related activity relative to sales goals

10.	Provide an environment for personal advancement and growth for personnel and Company

11.	Manage sale and marketing travel and entertainment expenditures to insure maximum return for the Company.
     Strategic Planning
1.	Responsible for the development and implementation of the Long-Range Sales and Marketing Plans consistent with the Brookside’s short and long term goals.

2.	Formally communicates the plan and attainment to Board of Directors and other key management personnel.

3.	Disseminate the appropriate information relative to the Plan and attainment to subordinates.
     Management of Operational and Management Administrative Staff
1.	Maintain optimum-staffing level to meet the Company’s Organizational and Financial Plans

2.	Manage to maximize performance of Operational and Administrative Staff to include the following areas:
o	Ensures highest level of Customer Satisfaction through efficient and productive use of company personnel and resources in the following areas:
▪	Installation of products

▪	Performance of Support Services

▪	Proper and accurate billing

▪	Timely collection

▪	Inventory turns

▪	Reporting
o	Ensures that manufacturer requirements are attained in accordance with distribution qualifications/requirements.
▪	Discount levels

▪	Technical Training and Certifications

▪	Customer Surveys
3.	Provide an environment for personal advancement and growth for personnel and Company

4.	Work with Operations manager on the regular coaching, instruction, and demonstration to improve the skill sets and performance results, related to Installation, Service, and Engineering and Performance evaluation and management.

5.	Maintain and provide all required methods of reporting, recording, and documentation related to the business.

6.	Plan and conduct weekly Work in Process meetings.

Exhibit B
Bonus Structure
               In accordance with the Western Regional Budget/Target (TBD), the incentive opportunity will consist of 4 target objectives representing at least $100,000 in total annual opportunity. The objectives will be paid as a percentage of target objectives when a minimum of 75% of target is achieved.
1.	Bookings Objective- 50% of total opportunity;

2.	Revenue Objective- 15% of total opportunity;

3.	Profit Objective- 25% of total opportunity; and

4.	Overall Objective (Bookings, Revenue and Profit) — 10% of total opportunity